UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 27, 2011

Cbeyond, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51588	59-3636526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(Address of Principal Executive Offices) (Zip Code)

(678) 424-2400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2011, our Board of Directors elected Bonnie P. Wurzbacher to serve as a member of our Board of Directors. Ms. Wurzbacher was appointed to serve on the Compensation Committee of the Board of Directors. Ms. Wurzbacher will receive compensation in accordance with our compensation arrangements for non-management directors.

Ms. Wurzbacher currently serves as Senior Vice President of Global Customer & Channel Leadership at The Coca-Cola Company. In this role, Ms. Wurzbacher has been responsible for a portfolio of global customers, new business acquisition and the development of growth strategies for all key channels, working in close partnership with the company’s franchised bottling partners around the world. Since January 2011, Ms. Wurzbacher has been on special assignment to help lead Coca-Cola’s new global initiative, “5 BY 20,” that aims to enable the economic empowerment of 5 million women across Coca-Cola’s value chain by 2020. Ms. Wurzbacher has also served in various other senior leadership roles in sales, marketing and management positions during her 27-year tenure with The Coca-Cola Company. Ms. Wurzbacher holds a Bachelor of Arts degree from Wheaton College (Illinois) and a Masters of Business Administration degree from Emory University.

There was no arrangement or understanding pursuant to which Ms. Wurzbacher was elected as a director. There are no related party transactions between the Company and Ms. Wurzbacher.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release issued by Cbeyond, Inc., dated November 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2011

CBEYOND, INC.

By:	/s/ J. Robert Fugate
Name:	J. Robert Fugate
Title:	Executive Vice President and Chief Financial Officer